Exhibit 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
ACQUISITION OF THE JAMES BROOKS COMPANY

Cudahy, WI – August 1, 2011 – Roadrunner Transportation Systems, Inc. (NYSE: RRTS) announced today that it has acquired all of the outstanding stock of The James Brooks Company, a provider of intermodal transportation and related services to the ports of Los Angeles/Long Beach and Oakland. James Brooks transports primarily fresh produce including citrus, vegetables, fruit, and nuts. The purchase price was approximately $7.5 million and was financed with borrowings under RRTS’ credit facility.

Mark DiBlasi, President and CEO of RRTS, said, “The James Brooks acquisition substantially enhances the scale and critical mass of our drayage operations in key ports on the West Coast. In addition, the company’s seasonality matches up well with our existing intermodal drayage business, which we believe will enhance our driver utilization and retention. We look forward to supporting and expanding James Brooks’ solid customer relationships and strong service record as we pursue continued growth in the business.”

Peter Armbruster, CFO of RRTS, said, “During calendar year 2010, James Brooks generated approximately $12 million in revenues with operating margins in excess of 10%. We expect the James Brooks acquisition to be accretive to our net earnings for the balance of 2011 and beyond.”

About Roadrunner Transportation Systems, Inc.

RRTS is a leading asset-light transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit RRTS’ website, www.rrts.com.

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Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the ability to obtain revenue enhancements from this transaction and those other risks that are described from time to time in the company’s SEC filings.

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0217
ir@rrts.com

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